Exhibit 10.50

FIRST AMENDMENT TO NEW LEASE

This First Amendment to Lease ("Amendment") is entered into, and dated for reference purposes, as of April 10, 2001 (the "Execution Date") by and between METROPOLITAN LIFE INSURANCE COMPANY, a New York corporation ("Metropolitan"), as Landlord ("Landlord"), and PHARMACYCLICS, INC., a Delaware corporation, as Tenant ("Tenant"), with reference to the following facts ("Recitals"):

A. Landlord and Tenant entered into that certain written Lease and Lease Termination Agreement, dated as of June 14, 2000 (herein referred to as the "New Lease"), for the premises described therein as approximately 32,520 square feet (herein referred to as the "Existing Premises") of the Building (identified in the New Lease as being located at 995 Arques Avenue, Sunnyvale, California), all as more particularly described in the New Lease.

B. Landlord and Tenant desire to provide for the lease to Tenant of Expansion Space A (defined below) for the term specified herein and other amendments of the New Lease as more particularly set forth below.

NOW, THEREFORE, in consideration of the foregoing, and of the mutual covenants set forth herein and of other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

Section 1. Scope of Amendment; Defined Terms. Except as expressly provided in this Amendment, the New Lease shall remain in full force and effect. Should any inconsistency arise between this Amendment and the New Lease as to the specific matters which are the subject of this Amendment, the terms and conditions of this Amendment shall control. The term "New Lease" defined above shall refer to the New Lease as it existed before giving effect to the modifications set forth in this Amendment and the term "Lease" as used herein and in the New Lease shall refer to the New Lease as modified by this Amendment, except as expressly provided in this Amendment. All capitalized terms used in this Amendment and not defined herein shall have the meanings set forth in the New Lease unless the context clearly requires otherwise.

Section 2. Condition Precedent. This Amendment and the obligations of each party hereunder are expressly subject to the condition precedent of Landlord successfully entering into and obtaining a legally binding written amendment or termination of the lease of Expansion Space A by Mitsubishi Electronics America Inc. ("Mitsubishi"), or otherwise terminating such lease, in each case, satisfactory in all respects in form and substance to Landlord, in Landlord's sole discretion, providing for surrender to Landlord of Expansion Space A (the "Surrender"). Landlord shall give Tenant written notice of the satisfaction of this condition precedent or of Landlord's written waiver of this condition precedent. Landlord may give such notice by tender of delivery to Tenant or its broker of the keys to Expansion Space A or by any other means permitted by the Lease.

Section 3. Confirmation of Term.  Landlord and Tenant acknowledge and agree that notwithstanding any provision of the New Lease to the contrary, as contemplated by Sections 3 and 4 of the New Lease, January 13, 2004 is the actual expiration date of the term of the New Lease (herein referred to as the "Expiration Date" of the "Term").

Section 4. Clarification & Agreement with respect to Buildings.

(a) Clarification of Address of Building in Which Existing Premises Is Located. Landlord and Tenant acknowledge and agree as follows: (i) the Building in which the Existing Premises is located was identified in the New Lease as having an address of 995 Arques Avenue, Sunnyvale, California; (ii) that is the address of the Existing Premises, but is not the only address of the Building; (iii) the Building also houses space with a current address of 997 Arques Avenue and consequently the Building in fact has current street addresses of 995 and 997 Arques Avenue, Sunnyvale, California, which 2 addresses are the more complete and correct identification of the Building.

(b) Premises in 2 Parts Located in 2 Buildings. Hereafter, the term "Building" shall mean the respective building in which the applicable part of the Premises is located, so that for all matters with respect to the Existing Premises, the term Building shall mean the Building with current addresses of 995 and 997 Arques Avenue, Sunnyvale, California, and for all matters with respect to Expansion Space A (defined below) the term Building shall mean the Building with a current street address of 999 Arques Avenue, Sunnyvale, California, and all rights, obligations and determinations under the Lease with respect to a Building shall mean the respective Building in which the affected part of the Premises is located. Without limiting the generality of the foregoing, and notwithstanding any other provision of the Lease to the contrary, in the event of damage or destruction or in the event of a Taking, the effect thereof and the rights and obligations of the parties shall be determined separately with respect to each part of the Premises located in a separate Building, and for example, if such damage, destruction or Taking affects only one of the Buildings in which the Premises is located, then any and all termination rights of Landlord or Tenant shall apply, and the respective party shall be entitled to terminate this Lease only to the extent of the Premises in the Building in which the casualty or Taking occurred, and the Lease shall continue in full force and effect to the extent of the other part of the Premises in the other Building.

Section 5. Lease of Expansion Space A.

(a) Lease; Definition of Expansion Space A. Landlord hereby leases to Tenant and Tenant hereby hires from Landlord Expansion Space A (defined below) upon and subject to all of the terms, covenants and conditions of the New Lease except as expressly provided herein. "Expansion Space A" is the entire rentable area of the building located at 999 Arques Avenue, Sunnyvale, California. Landlord and Tenant hereby agree that Expansion Space A is conclusively presumed to be 32,256 rentable square feet.

(b) Condition; Commencement Date; Term; Rent; Other Provisions. Notwithstanding any provision of the New Lease to the contrary, the following provisions shall govern Expansion Space A:

(1) AS IS Condition; Landlord Work. Except to the extent of the Landlord Work (defined below), Landlord shall deliver Expansion Space A to Tenant in its AS IS condition, without any express or implied representations or warranties of any kind by Landlord, its brokers, manager or agents, or the employees of any of them regarding Expansion Space A, and Landlord shall not have any obligation to construct or install any tenant improvements or alterations or to pay for any such construction or installation, including, without limitation, any improvement or repair required to comply with any laws, codes, building codes, rules, orders, ordinances, directions, regulations and requirements of all governmental authorities, agencies, offices, departments, bureaus and boards having jurisdiction thereof (collectively, "Laws"), including without limitation, the Americans with Disabilities Act of 1990 (42 U.S.C. Sec. 12101 et. seq.) and regulations and guidelines promulgated thereunder, as all of the same may be amended and supplemented from time to time (collectively referred to herein as the "ADA"). Landlord shall be responsible, at no cost to Tenant, for the following (the "Landlord Work") when and as provided below:

(aa) at the time of delivery of Expansion Space A on the Projected Expansion Space A Commencement Date (as defined below), the Premises shall be in "broom clean" condition with the personal property and trade fixtures of the prior lessee removed (except as set forth in Exhibit A or as otherwise agreed to by Tenant);

(bb) within thirty days after the ESACD, Landlord shall additionally, as Landlord Work, substantially complete the following: (i) replacement of any damaged and/or stained ceiling tiles in Expansion Space A; (ii) professionally shampooing carpeted surfaces in Expansion Space A; and (iii) touching-up paint on the interior walls of Expansion Space A to the extent reasonably necessary; and

(cc) Landlord shall additionally, as Landlord Work, repair the Building Systems and roof membrane serving Expansion Space A to the extent necessary to put them in good condition if and to the extent that Tenant, within thirty (30) days after the ESACD (defined below) gives Landlord written notice setting forth with specificity the nature and extent such Building Systems and/or roof membrane are not in good condition.

Provided however, Landlord Work shall not apply to, and Landlord shall have no obligations with respect to any such elements of Expansion Space A or the Building Systems or roof membrane affected by, or to be affected by, any alterations Tenant makes or proposes to make to Expansion Space A.

(2) Delivery; Commencement Date; Term. Landlord shall tender possession of Expansion Space A to Tenant, in the condition described in Section 5(b)(1) above, on May 1, 2001 (the "Projected Expansion Space Commencement Date"). The date on which Landlord in fact tenders possession shall be the Expansion Space A Commencement Date ("ESACD"), and on such date Expansion Space A becomes a part of the Premises and Tenant's obligation commences to pay rent with respect to Expansion Space A. The Term of this lease of Expansion Space A (the "Space A Term") shall start on the ESACD and continue until the Expiration Date of the Term of the New Lease.

(3) Delayed or Early Delivery of Possession. If Landlord shall be unable to give possession of Expansion Space A on the Projected Expansion Space A Commencement Date by reason of the following: (i) the portion of the Landlord Work to be completed upon delivery is not substantially complete, (ii) the holding over or retention of possession of any tenant, tenants or occupants, or (iii) for any other reason, then Landlord shall not be subject to any liability for the failure to give possession on said date. Under such circumstances the ESACD and rent with respect to Expansion Space A shall not commence until Expansion Space A is made available to Tenant by Landlord, and no such failure to give possession on the Projected Expansion Space A Commencement Date shall affect the validity of this Amendment, the New Lease or the obligations of the Tenant under either. Expansion Space A shall be deemed to be delivered to Tenant in the event the Landlord Work, if any, is substantially complete, or if the delay in the availability of the Premises for occupancy shall be due to any Tenant delay and/or default on the part of Tenant. In the event of any dispute as to whether the Landlord Work, if any, is substantially complete, the decision of Landlord's architect shall be final and binding on the parties. Within thirty (30) days following the occurrence of the ESACD, Landlord and Tenant shall enter into an agreement (the form of which is Exhibit C hereto) confirming such date. If Tenant fails to enter into such agreement, then the ESACD shall be the date designated by Landlord in such agreement.

(4) Tenant Work Generally. Landlord and Tenant acknowledge and agree that notwithstanding any provisions of the New Lease to the contrary: (a) Tenant may desire to do certain alterations, additions or improvements in connection with this Amendment, and for purposes of this Amendment any such work may be referred to as Tenant Work; (b) all Tenant Work, if any, shall be done subject to and in compliance with all conditions and provisions of this Amendment and of the New Lease with respect to alterations, improvements or additions in, on, abutting or to the Premises or any part thereof (herein referred to as "Alterations"). Without limiting the generality of the foregoing, Tenant shall be responsible for the suitability for the Tenant's needs and business of the design and function of all Tenant Work and for its design and construction in compliance with all Laws (as defined above in this Subsection (c)). In the event that any work by Tenant triggers any upgrades or modifications of existing improvements to comply with Laws in the Premises, in the Common Area, or in the "path of travel" to or from the Premises through the Common Area, Tenant shall be responsible for such upgrades and modifications, at Tenant's sole cost and expense. Tenant, through its architects and/or space planners ("Tenant's Architect"), shall prepare all architectural plans and specifications, and engineering plans and specifications, for the real property improvements to be constructed by Tenant in the Premises in sufficient detail to be submitted to Landlord for approval, and to be submitted by Tenant for governmental approvals and building permits and to serve as the detailed construction drawings and specifications for the contractor, including all changes from the As-Is condition of Expansion Space A. Landlord hereby confirms it has approved Tenant's request to perform Alterations within the scope of the preliminary design description set forth on Exhibit D hereto.

(c) Monthly Installment of Rent for Expansion Space A Commencing Upon Expansion Space A Commencement Date. Notwithstanding any provision of the New Lease to the contrary, in addition to rent payable for the Existing Premises, Tenant shall pay Monthly Installments of rent for Expansion Space A, accruing on and after the ESACD and monthly thereafter for the remaining Term of the Lease as set forth below:
Period from/to	Monthly	Monthly Rate/rentable square foot

Month 01	$0	$0
Months 02 - 13	$145,152.00	$4.50
Months 14 - 25	$150,958.08	$4.68
Months 26 - Expiration Date	$156,996.40	$4.87

Tenant shall pay Landlord all such installments at the time and in the manner required for Monthly Installments pursuant to the New Lease, provided, however, Tenant shall pay Landlord the first two (2) Monthly Installments for Expansion Space A (a total of Two Hundred Ninety Thousand Three Hundred Four and No/00 Dollars ($290,304.00)) concurrently with execution of this Amendment, and Landlord shall credit such payment against the first and second Monthly Installments due hereunder.

(d) Tenant's Share of Operating Costs & Taxes. Notwithstanding any provision of the New Lease to the contrary, with the addition of Expansion Space A to the Premises, Tenant's Pro Rata Share is conclusively agreed to be 81.1974%, and such increased Tenant's Pro Rata Share shall apply to all obligations which under the Lease Tenant pays on the basis of Tenant's Pro Rata Share and which accrue on and after the ESACD.

(e) Parking. Notwithstanding any other provision of the New Lease to the contrary, on and after the ESACD, with respect to Expansion Space A, Tenant shall have the right to use, on a non-exclusive basis, an additional one hundred and thirty-five (135) Parking Spaces.

(f) Suite & Directory Signage. Notwithstanding any provision of the New Lease to the contrary, on and after the ESACD, Tenant shall have the right, at Tenant's sole cost, to directory board, suite signage, and other signage equivalent to the pre-existing signage with respect to Expansion Space A which Landlord permitted for the prior occupant.

(g) Increase in Security Deposit. Notwithstanding any provision of the New Lease to the contrary, in addition to the cash held by Landlord as a Security Deposit under the New Lease, concurrently with Tenant's execution of this Amendment, Tenant shall deposit with Landlord an irrevocable letter of credit in the amount of Four Hundred Fifty Thousand Dollars ($450,000.00) to be held as part of the Security Deposit under the Lease in accordance with the provisions of this Section and the Lease (the "Letter of Credit") so that the total amount of the Security Deposit hereafter required is Five Hundred Twenty-three Thousand Four Hundred and Ten Dollars ($523,410.00). The Letter of Credit provided for under this Section shall be an irrevocable, unconditional "clean" Letter of Credit and require no documents, and shall be in form, scope and substance and from a banking institution satisfactory to Landlord, in its sole discretion, provided however, Landlord pre-approves Union Bank as the issuer of the initial Letter of Credit. It shall also be in compliance with all applicable laws and regulations, including, without limitation, applicable regulations of the Comptroller of the Currency. Said Letter of Credit may have an initial term of no greater than one (1) year, and shall be extended or reissued in a manner and from a banking institution satisfactory to Landlord, or replaced by Tenant, in each case at least thirty (30) days prior to its expiration with another Letter of Credit which complies with the requirements of this Section, so that in all events the Letter of Credit shall continue in effect until the date which is forty-five (45) days after the Termination Date. The Letter of Credit shall be in the form attached as Exhibit B. Tenant shall pay all expenses, points and/or fees charged by the issuer or incurred by Tenant in obtaining, transferring or replacing the Letter of Credit. Upon a proposed sale or other transfer of any interest (i) of Landlord in the Premises or this Lease, or (ii) in or of Landlord (including, without limitation, consolidations, mergers or other entity changes), in all such events Tenant, at its sole cost and expense and upon ten (10) business days notice, shall, concurrent with Landlord's delivery to the issuer or Tenant of the then outstanding Letter of Credit, deliver or cause the issuer to deliver to any such transferees, successors or assigns a replacement Letter of Credit on identical terms (except for the stated beneficiary) from the same issuer or another banking institution acceptable to Landlord, in its sole discretion, naming such transferees, successors or assigns as the new beneficiary or beneficiaries thereof. It is agreed that in the event (i) Tenant defaults in the performance or observance of any of the terms, provisions, covenants and conditions of this Lease, including the payment of Rent or any other sum due from Tenant with respect to the Lease, or (ii) the Letter of Credit is not extended or replaced by Tenant in a manner which complies with the foregoing provisions of this Section, Landlord shall have the right but shall not be required to, from time to time without prejudice to any other remedy Landlord may have on account thereof, to present the Letter of Credit for payment (but any payments or draws with respect to events covered by item (i) shall be in amounts sufficient to cure the alleged defaults, in Landlord's sole discretion) and to use, apply or retain the whole or any part of the proceeds to the extent Landlord could use, apply or retain any other funds deposited with Landlord as a Security Deposit hereunder, and any amounts so used, applied or retained shall be replenished by Tenant's payment to Landlord of such amount within five (5) business days after written demand by Landlord. If Landlord presents the Letter of Credit for payment, no interest shall be payable to Tenant on the proceeds. Tenant shall not assign or encumber or attempt to assign or encumber the Letter of Credit (or the proceeds thereof) held as part of the Security Deposit, and neither Landlord nor its successors or assigns shall be bound by any such assignment, encumbrance, attempted assignment or attempted encumbrance.

Section 6. Amendment of Section 8.C of the New Lease Re Earthquake Deductible. Notwithstanding any provision of Section 8.C. of the New Lease (as amended by the preceding Third Amendment to Lease Agreement, dated as of June 14, 2000) to the contrary, the amount which Tenant shall be required to pay to Landlord as Tenant's Pro Rata Share of the deductible of any earthquake insurance which Landlord may carry on the Premises or the Building shall be limited to those amounts during those time periods specified as follows:

(a) no more than the product of One Dollar times the then- existing number of rentable square feet of the Premises with respect to each earthquake occurring when the remaining Term (including any extension thereof) is 12 months or less;

(b) no more than the product of Two Dollars times the number of then-existing rentable square feet of the Premises with respect to each earthquake occurring when the remaining Term (including any extension thereof) is more than 12 months but not more than 24 months;

(c) no more than the product of Three Dollars times the number of then-existing rentable square feet of the Premises with respect to each earthquake occurring when the remaining Term (including any extension thereof) is more than 24 months but not more than 36 months; and

(d) no more than the product of Four Dollars times the number of then-existing rentable square feet of the Premises with respect to each earthquake occurring when the remaining Term (including any extension thereof) is more than 36 months.

Tenant shall pay the amount of deductible so determined, plus interest at six percent (6%) per annum amortized on a straight line basis in equal monthly installments over such remaining Term. Such amount shall be payable as additional rent without deduction or offset, prior notice or demand, on the first day of each calendar month starting with the calendar month immediately following notice from Landlord, but in the event of any termination of the Lease earlier than the scheduled expiration date of the Term, Tenant shall pay the remaining unamortized principal balance of such deductible within ten (10) days after notice from Landlord. Tenant's obligation to pay such amounts shall survive any termination of the Lease.

Section 7. Time of Essence.  Without limiting the generality of any other provision of the New Lease, time is of the essence to each and every term and condition of this Amendment.

Section 8. Brokers. Notwithstanding any other provision of the New Lease to the contrary, Tenant represents that except for Wayne Mascia Associates ("Tenant's Broker"), Tenant has not dealt with any real estate broker, sales person, or finder in connection with this Amendment, and no such person initiated or participated in the negotiation of this Amendment, or showed the Premises to Tenant. Tenant hereby agrees to indemnify, protect, defend and hold Landlord, Landlord's Parties (as defined in Paragraph 10 of the original Lease Agreement dated June 17 and 28, 1993) and Landlord's Broker (defined below), harmless from and against any and all liabilities and claims for commissions and fees arising out of a breach of the foregoing representation. Landlord agrees to pay any commission to which South Bay Development Comanay ("Landlord's Broker") is entitled in connection with this Amendment pursuant to Landlord's written agreement with such broker. Landlord and Tenant agree that any commission payable to Tenant's Broker shall be pursuant to a separate agreement between Tenant's Broker and Landlord's Broker to share the commission paid to Landlord's Broker by Landlord.

Section 9. Attorneys' Fees. Each party to this Amendment shall bear its own attorneys' fees and costs incurred in connection with the discussions preceding, negotiations for and documentation of this Amendment. In the event any party brings any suit or other proceeding with respect to the subject matter or enforcement of this Amendment or the Lease, the prevailing party (as determined by the court, agency or other authority before which such suit or proceeding is commenced) shall, in addition to such other relief as may be awarded, be entitled to recover attorneys' fees, expenses and costs of investigation as actually incurred, including court costs, expert witness fees, costs and expenses of investigation, and all attorneys' fees, costs and expenses in any such suit or proceeding (including in any action or participation in or in connection with any case or proceeding under the Bankruptcy Code, 11 United States Code Sections 101 et seq., or any successor statutes, in establishing or enforcing the right to indemnification, in appellate proceedings, or in connection with the enforcement or collection of any judgment obtained in any such suit or proceeding).

Section 10. Effect of Headings; Recitals: Exhibits. The titles or headings of the various parts or sections hereof are intended solely for convenience and are not intended and shall not be deemed to or in any way be used to modify, explain or place any construction upon any of the provisions of this Amendment. Any and all Recitals set forth at the beginning of this Amendment are true and correct and constitute a part of this Amendment as if they had been set forth as covenants herein. Exhibits, schedules, plats and riders hereto which are referred to herein are a part of this Amendment.

Section 11. Entire Agreement; Amendment. This Amendment taken together with the New Lease, together with all exhibits, schedules, riders and addenda to each, constitutes the full and complete agreement and understanding between the parties hereto and shall supersede all prior communications, representations, understandings or agreements, if any, whether oral or written, concerning the subject matter contained in this Amendment and the New Lease, as so amended, and no provision of the Lease as so amended may be modified, amended, waived or discharged, in whole or in part, except by a written instrument executed by all of the parties hereto.

Section 12. Authority. Each party represents and warrants to the other that it has full authority and power to enter into and perform its obligations under this Amendment, that the person executing this Amendment is fully empowered to do so, and that no consent or authorization is necessary from any third party.

Section 13. Counterparts. This Amendment may be executed in duplicates or counterparts, or both, and such duplicates or counterparts together shall constitute but one original of the Amendment. Each duplicate and counterpart shall be equally admissible in evidence, and each original shall fully bind each party who has executed it.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first set forth above.

TENANT

PHARMACYCLICS, INC.,
a Delaware corporation

By:   /s/ Richard Miller

Print Name:   RICHARD MILLER

Title:   PRESIDENT & CEO
(Chairman of Board, President or Vice President)

Date:    4-11-01

By:   /s/ Leiv Lea

Print Name:   Leiv Lea

Title:   V.P. FINANCE & ADMIN., CFO
(Secretary, Assistant Secretary, CFO or Assistant Treasurer)

Date:    4-11-01

LANDLORD	METROPOLITAN LIFE INSURANCE COMPANY, a New York corporation By: /s/ Donald K. Devine Print Name: Donald K. Devine Title: VICE-PRESIDENT Date: 4-17-01